EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ITG Reports Second Quarter 2012 Results

GAAP Results Include Non-cash Goodwill Impairment Charge

NEW YORK, August 9, 2012 — ITG (NYSE: ITG), an independent execution and research broker, today reported results for the quarter ended June 30, 2012.

Second quarter 2012 highlights included:

•                  A GAAP net loss of $247.1 million, or $6.40 per diluted share compared to a GAAP net loss of $196.1 million, or $4.77 per diluted share in the second quarter of 2011.  The GAAP net loss for the second quarter of 2012 included a non-cash impairment charge for the balance of ITG’s goodwill of $274.3 million, or $6.45 per diluted share after taxes.  The GAAP net loss for the second quarter of 2011 included (i) a non-cash goodwill impairment charge attributable to ITG’s U.S. business of $225.0 million, or $4.61 per diluted share after taxes; (ii) cost reduction restructuring charges of $17.7 million, or $0.27 per diluted share after taxes; and (iii) charges related to the Ross Smith Energy Group acquisition of $2.5 million, or $0.04 per diluted share after taxes.

•                  Adjusted net income of $1.9 million, or $0.05 per diluted share, compared to adjusted net income of $5.8 million, or $0.14 per diluted share in the second quarter of 2011.

•                  Revenues of $126.9 million, compared to $142.6 million in the second quarter of 2011.

•                  Expenses of $397.5 million compared to expenses of $377.2 million in the second quarter of 2011.

•                  Adjusted expenses of $123.2 million compared to adjusted expenses of $132.0 million in the second quarter of 2011.

•                  Average daily trading volume in the U.S. of 183 million shares, down 4% from the second quarter of 2011.  POSIT average daily U.S. volume was 89.5 million shares, up 8% from the second quarter of 2011.  In Europe, average daily value traded in POSIT was $377 million, up 79% from the second quarter of 2011.

•                  The repurchase of 450,000 shares of common stock under ITG’s authorized share repurchase program for a total of $4.1 million.  Repurchases since the first quarter of 2010 have totaled $102.4 million for 7.4 million shares, resulting in a decrease in shares outstanding, net of new issuances, of more than 12%.

Revenues from U.S. operations were $81.9 million in the second quarter of 2012 compared to $93.9 million in the second quarter of 2011.  ITG’s U.S. operations posted a GAAP net loss of $220.9 million in the second quarter of 2012 and adjusted net income of $0.4 million in the second quarter of 2012, compared to a GAAP net loss of $196.3 million and adjusted net income of $3.7 million in the second quarter of 2011.  Sell-side client volume represented 50% of total U.S. volumes, up from 48% in the first quarter of 2012.

ITG’s International revenues were $45.0 million in the second quarter of 2012 compared to $48.7 million in the second quarter of 2011. ITG’s International operations posted a GAAP net loss of $26.2 million and adjusted net income of $1.5 million in the second quarter of 2012, compared to GAAP net income of $0.1 million and adjusted net income of $2.1 million in the second quarter of 2011.

“Depressed levels of overall institutional trading activity in the U.S. and lower market turnover in all of our international regions significantly impacted our profitability in the second quarter,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “Despite the higher percentage of sell-side volume, our overall average U.S. revenue capture has remained steady for the past few quarters, demonstrating the value our products, including research, deliver to our institutional clients.  In the face of these challenging conditions we remain focused on disciplined expense management, improved operating leverage through POSIT® and a continued share buyback program.”

Year-to-Date Results

For the first six months of 2012, revenues were $263.3 million, GAAP net loss was $241.6 million, or $6.22 per diluted share, and adjusted net income was $7.3 million, or $0.18 per diluted share. For the first six months of 2011, revenues were $292.7 million, GAAP net loss was $186.6 million, or $4.52 per diluted share, and adjusted net income was $15.4 million, or $0.37 per diluted share.

The discussion above includes adjusted expenses and adjusted net income and related per share amounts, which are non-GAAP financial measures that are described in the attached tables along with a reconciliation of these non-GAAP financial measures to GAAP results.

Conference Call

ITG has scheduled a conference call today at 11:00 am ET to discuss second quarter results.  Those wishing to listen to the call should dial 1-866-510-0712 (1-617-597-5380 outside the U.S.) and enter the passcode 79292301 at least 10 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation can be downloaded from ITG’s website at investor.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 (1-617-801-6888 outside the U.S.) and entering the passcode 83527277.  The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2011 Annual Report on Form 10-K, and its Form 10-Qs and include, but are not limited to, general economic, business, credit and financial market conditions, internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, the volatility of our stock price, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com